Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces Second Quarter 2005 Results

Trevose, PA – August 9, 2005 – Broder Bros., Co. (the “Company”) today announced results for its second quarter ended June 25, 2005.

The Company acquired NES Clothing Company (“NES”) on August 31, 2004. Actual results reported herein include the results of NES since the date of acquisition. Pro forma results reflect the combined operations of Broder Bros., Co. and NES as if the acquisition of NES had occurred on the first day of fiscal year 2004. On November 23, 2004, the Company issued an additional $50.0 million aggregate principal amount of its 11 ¼% Senior Notes due 2010 (the “Notes”). Pro forma results reflect the interest impact of the Notes and corresponding reduction in borrowings under the Company’s line of credit as if the issuance of the Notes had occurred on the first day of fiscal year 2004.

Second Quarter 2005 Results Compared to Prior Year

Second quarter 2005 net sales were $262.1 million compared to $227.3 million for the second quarter 2004. Second quarter 2005 income from operations was $12.2 million compared to income from operations of $8.4 million for second quarter 2004. Second quarter 2005 net income was $2.0 million compared to net income of $0.9 million for the second quarter 2004.

Second Quarter 2005 Results Compared to Prior Year Pro Forma

Second quarter 2005 net sales were $262.1 million compared to pro forma net sales of $267.0 million for the second quarter 2004. Second quarter 2005 income from operations of $12.2 million compared to pro forma income from operations of $9.5 million for the second quarter 2004. Second quarter 2005 earnings before interest, taxes, depreciation and amortization (EBITDA) was $17.1 million compared to pro forma EBITDA of $14.0 million for the second quarter 2004.

Actual and pro forma results include the impact of certain restructuring, integration and other highlighted charges discussed below. Excluding these highlighted charges, second quarter 2005 EBITDA was $17.8 million, compared to $17.1 million pro forma EBITDA for the second quarter 2004.

During the second quarter 2005, the Company continued to be impacted by capacity constraints of certain key trade brand suppliers, which led to decreased supplier promotional activity and ultimately led to lower unit volume sales relative to the prior year. Decreased unit volumes were partially offset by increased average selling prices driven higher by a combination of the trade brand supplier capacity constraints and improved mix of higher price point private label and exclusive brand products.

Year to Date Results Compared to Prior Year and Pro Forma

For the six months ended June 2005, net sales of $459.8 million improved over actual revenues of $404.1 million but were lower than pro forma revenues of $471.2 million for the six months ended June 2004. Income from operations for the six months ended June 2005 was $11.1 million compared to actual income from operations of $7.6 million and pro forma income from operations of $9.5 million for the six months ended June 2004. EBITDA of $21.1 million for the six months ended June 2005 improved over actual EBITDA of $16.8 million and pro forma EBITDA of $20.4 million for the six months ended June 2004.

Excluding the highlighted charges denoted herein, EBITDA for the six months ended June 2005 was $22.9 million compared to $24.7 million on a pro forma basis for the six months ended June 2004.

Restructuring and Integration Activities

Throughout 2004 the Company successfully completed various restructuring and integration activities related to the September 2003 combination of the Broder and Alpha businesses. In addition, during 2005 the Company completed integration activities related to the August 2004 acquisition of NES. As a result of the Alpha and NES restructuring and integration activities, the Company has realized operating expense synergies related to reduction of certain redundant general and administrative positions, and has successfully closed six distribution centers: three closures in 2003, two in 2004 and one in 2005.

Highlighted Charges

Actual and pro forma results for the three and six months ended June 25, 2005 and June 26, 2004 include certain charges highlighted as follows:

(dollars in millions)
(Unaudited)

	Three Months Ended			Six Months Ended
Highlighted Charges	Actual 2005	Actual 2004	Pro Forma 2004	Actual 2005	Actual 2004	Pro Forma 2004
Severance and related charges	$0.1	$0.8	$0.8	$1.0	$1.5	$1.5
Asset write-down	—	0.8	0.8	—	0.8	0.8

Total restructuring charges	0.1	1.6	1.6	1.0	2.3	2.3
Integration-related charges	—	0.4	0.4	—	0.9	0.9
Stock-based compensation	0.1	—	—	0.2	—	—
Management fees	0.5	0.6	0.6	0.6	0.6	0.6
Other highlighted charges	—	0.5	0.5	—	0.5	0.5

Total highlighted charges	$0.7	$3.1	$3.1	$1.8	$4.3	$4.3

Restructuring charges relate to severance and facility closure costs incurred in connection with the integrations of Alpha and NES.

Integration-related charges recorded in operating expenses in 2004 represent costs directly attributable to the integration of Alpha, including expenses related to the information systems integration, integration-related travel and the relocation of certain key personnel to the Pennsylvania headquarters. Other highlighted charges in the above table for the actual and pro forma three and six months ended June 2004 include a charge of approximately $0.2 million recorded to other expense in connection with the early retirement of a deferred compensation arrangement and litigation settlement charge of approximately $0.2 million recorded in other expense.

Pro Forma Segment Results

The Company has three operating segments. The Broder division generated second quarter 2005 net sales of $99.2 million compared to $104.1 million in the second quarter 2004. The Alpha division generated second quarter 2005 net sales of $126.0 million compared to net sales of $123.2 million in the second quarter 2004. The NES division generated net sales of $36.9 million in the second quarter 2005 compared to pro forma net sales of $39.7 million in the second quarter 2004.

Business Outlook

“As in the first quarter, we were constrained by the availability of trade products,” commented Vince Tyra, Chief Executive Officer. “This not only affected our revenue but also our profitability since it adversely affected our growth incentives with one vendor in particular. Although suppliers are adding significant capacity, we do not expect capacity constraints to abate until the end of the third quarter. To maintain our long-term customer relationships, we have not exploited this short-term situation with higher unit margins.”

“Our private label and retail brand products performed well in the quarter,” continued Tyra. “Year over year, our private label sales were up 40%. The improved mix that resulted from that growth improved our overall margins. The task that confronts us following the successful launches of several private brands is to reduce inventory and debt to more normal levels. We are confident that we can increase the efficiency of our supply chain by improving our demand planning and replenishment processes.”

Liquidity

The Company relies primarily upon cash flow from operations and borrowings under its revolving credit facility to finance operations, capital expenditures and debt service requirements. Borrowings and availability under the revolving credit facility fluctuate due to seasonal flows of the business. Historical borrowing levels have reached peaks during the middle of a given year and low points during the last quarter of the year. During 2005, borrowing levels peaked during June, and are expected to reach a low point in November. Borrowing levels in 2005 have been impacted by increased investment in private label inventories. As of June 25, 2005, the Company’s borrowing base availability was $89.8 million; however, due to the current ceiling of $175.0 million on the revolving credit facility, incremental debt capacity was limited to $55.6 million.

Selected Balance Sheet Information

(dollars in millions)
Unaudited
	June 25, 2005	June 26, 2004	Pro Forma (1) June 26, 2004
Accounts Receivable	$103.2	$83.1	$102.4
Inventory	228.3	144.7	177.3
Accounts Payable	130.0	93.4	115.7
Revolving Credit Debt	106.9	100.9	70.2

	94.6	33.5	93.8

Senior Notes (2)	225.0	175.0	225.0

Shareholders’ Equity	73.0	60.9	nm

(1)	The pro forma balance sheet information as of June 26, 2004 is provided for comparison purposes only and was calculated by aggregating historical working capital accounts of Broder Bros., Co. together with NES. Pro forma revolving credit debt as of June 26, 2004 includes $19.3 million of additional debt representing the amount of incremental debt drawn on the revolver to complete the acquisition of NES as if it had occurred on June 26, 2004. In addition, an adjustment is reflected to represent the sale of $50 million senior notes and related repayment of revolving credit debt as if it had occurred on June 26, 2004.

(2)	$225.0 million at June 25, 2005 excludes $1.3 million of unamortized premium that will be amortized over the term of the senior notes.

nm	Not meaningful due to subsequent changes to capital structure.

Conference Call

The Company will conduct a conference call at 10:30 a.m. Eastern Time on Tuesday, August 9, 2005 to discuss its second quarter 2005 results. The domestic dial-in number for the call is 888-208-1812. The confirmation code is 7173414.

For those unable to participate in the conference call, a replay will be available beginning August 9 at 1:30 p.m. Eastern Time until August 16, 2005 at 11:59 p.m. Eastern Time. To access the replay, dial 888-203-1112. The replay passcode is 7173414.

* * * * * * *

About Broder Bros., Co.

Broder Bros., Co. owns and operates three leading brands in the imprintable sportswear industry: “Broder,” “Alpha,” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates 17 distribution centers, strategically located throughout the United States, with the capability to ship to over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company provides the resources to handle small orders, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end-use consumers.

The Broder, Alpha, and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers virtually all of the leading industry product styles including those manufactured by Gildan, Hanes, Jerzees, Fruit of the Loom, and Anvil, as well as many exclusive brands including Nike Golf, Champion, Columbia Sportswear, Perry Ellis, Weatherproof and Adidas Golf. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, Luna Pier, HYP, Desert Wash, Great Republic, Apples & Oranges and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, and NES Clothing Company in 2004.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s web-sites: www.broderbros.com, www.alphashirt.com, and www.nesclothing.com.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of acquired businesses; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers; (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; (l) risks related to our increasing emphasis on private label products; and (m) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 25, 2005 AND JUNE 26, 2004

(dollars in millions — unaudited)

	Three Months Ended			Six Months Ended
	Actual 2005	Actual 2004	Pro Forma 2004 (1)	Actual 2005	Actual 2004	Pro Forma 2004 (1)
Net sales	$262.1	$227.3	$267.0	$459.8	$404.1	$471.2
Cost of sales	212.9	186.5	220.3	374.9	332.2	388.4

Gross profit	49.2	40.8	46.7	84.9	71.9	82.8

Warehousing, selling and administrative expenses	31.4	25.4	30.0	62.0	51.7	59.0
Restructuring and impairment charges	0.1	1.6	1.6	1.0	2.3	2.3
Management fee	0.5	0.6	0.6	0.6	0.6	0.6
Stock-based compensation	0.1	—	—	0.2	—	—
Depreciation and amortization	4.9	4.8	5.0	10.0	9.7	11.4

Operating expenses	37.0	32.4	37.2	73.8	64.3	73.3

Income from operations	12.2	8.4	9.5	11.1	7.6	9.5

Interest expense, net of change in fair value of interest rate swaps	8.9	6.2	7.8	17.3	13.5	15.8
All other expense (income)	—	0.5	0.5	—	0.5	0.5

Total other expense	8.9	6.7	8.3	17.3	14.0	16.3

Income (loss) before income taxes	3.3	1.7	1.2	(6.2)	(6.4)	(6.8)

Income tax provision (benefit)	1.3	0.8	0.5	(2.7)	(2.4)	(2.7)

Net income (loss)	$2.0	$0.9	$0.7	$(3.5)	$(4.0)	$(4.1)

Reconciliation to EBITDA

Interest expense, net of change in fair value of interest rate swaps	8.9	6.2	7.8	17.3	13.5	15.8

Income tax provision (benefit)	1.3	0.8	0.5	(2.7)	(2.4)	(2.7)

Depreciation and amortization	4.9	4.8	5.0	10.0	9.7	11.4

EBITDA	$17.1	$12.7	$14.0	$21.1	$16.8	$20.4

(1)	Pro forma results give effect to (i) the acquisition of NES Clothing Company in August 2004; and (ii) financing of $50 million additional Senior Notes in November 2004 as if each transaction had occurred on January 1, 2004. In addition, pro forma results exclude a $0.8 million non-recurring incentive recovery for NES in the first quarter 2004. For additional information regarding these transactions see our Form 10-K for fiscal 2004 on file with the Securities and Exchange Commission.

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.